Exhibit 99.02
Southern Company
Financial Highlights
(In Millions of Dollars Except Earnings Per Share)

	Three Months Ended September		Year-to-Date September
	2009	2008	2009	2008
Consolidated Earnings–As Reported
(See Notes)
Traditional Operating Companies	$726	$727	$1,449	$1,520
Southern Power	67	59	126	124
Total	793	786	1,575	1,644
Parent Company and Other	(3)	(6)	(181)	(88)
Net Income –As Reported	$790	$780	$1,394	$1,556

Basic Earnings Per Share -	$0.99	$1.01	$1.77	$2.02

Average Shares Outstanding (in millions)	798	773	790	769
End of Period Shares Outstanding (in millions)			801	775

	Three Months Ended September		Year-to-Date September
	2009	2008	2009	2008
Consolidated Earnings–Excluding Items
(See Notes)
Net Income - As Reported	$790	$780	$1,394	$1,556
Leveraged Lease Adjustment	-	-	-	67
MC Asset Recovery Litigation Settlement	-	-	202	-
Net Income–Excluding Items	$790	$780	$1,596	$1,623

Basic Earnings Per Share–Excluding Items	$0.99	$1.01	$2.02	$2.11

Notes
- For the three months and nine months ended September 30, 2009 and 2008, diluted earnings per share are not more than 1 cent per share and are not material.

-    The charge related to Southern Company's tax treatment of investments in leveraged leases significantly impacted the presentation of earnings and earnings per share for the nine months ended September 30, 2008, and such charges related to these investments are not expected to occur in the future.

-    The charge related to Southern Company's MC Asset Recovery litigation settlement significantly impacted the presentation of earnings and earnings per share for the nine months ended September 30, 2009, and significant charges related to the Mirant spin-off are not expected to occur in the future.

- Certain prior year data has been reclassified to conform with current year presentation.

- Information contained in this report is subject to audit and adjustments. Certain classifications may be different from final results published in the Form 10-Q.